Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report
(Form 10-K)of Autoliv, Inc. of our report dated January 29, 1998, included in the 1997 Annual Report to the Shareholders of Autoliv, Inc. We also consent to the incorporation by reference in the Registrations Statements (Forms S-8 No. 333-26299 and No. 333-26303) pertaining to the Autoliv, Inc. 1997 Stock Incentive Plan and Autoliv ASP Employee Investment Plan of Autoliv, Inc., respectively, of our report dated January 29, 1998, with respect to the consolidated financial statements of Autoliv, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1997.

/s/ Ernst & Young AB

Torbjorn Hanson

Stockholm, Sweden
March 26, 1998